Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tejas Incorporated:
We consent to the use of our report dated March 15, 2003, except for the second and third paragraphs of note 1 to the consolidated financial statements, as to which the date is December 9, 2004, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Tejas Incorporated (formerly Westech Capital Corp.) and subsidiaries for the year ended December 31, 2002, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Austin, Texas
October 17, 2005